GRID NOTE
                                    ---------



$9,660,000                                                    New York, New York
                                                              August 26, 1997



         FOR VALUE RECEIVED, LEHIGH TAX CREDIT PARTNERS L.L.C., a Delaware limited liability company (the "Debtor"), hereby promises to pay to the order of RCC CREDIT FACILITY, L.L.C., a Delaware limited liability company (the "Payee"), at its offices located at 625 Madison Avenue, New York, New York 10022, or at such other place as the Payee or any holder hereof may from time to time designate, in lawful money of the United States, the principal sum of NINE MILLION SIX HUNDRED SIXTY THOUSAND DOLLARS ($9,660,000), or, if less than such sum, the aggregate principal amount of all monies advanced to the Debtor by the Payee hereunder as indicated on the grid schedule attached hereto and made a part hereof. All principal outstanding hereunder shall be payable in full on the date (the "Payment Date") which is the earlier to occur of (i) the earlier to occur of (x) the date on which the portion of the RCC Credit Loan (as hereinafter defined) used to fund the loan to the Debtor evidenced hereby shall be due and payable or (y) "Maturity Date" as such term is defined in the Loan Agreement dated August 22, 1997 (as the same may be amended, modified or supplemented from time to time, the "Loan Agreement"), among the Payee, The Related Companies, L.P. ("TRCLP"), a New York limited partnership, Related Capital Company ("RCC"), a New York general partnership, BankBoston, National Association (f/k/a The First National Bank of Boston) ("BKB"), Fleet National Bank ("Fleet" and together with BKB, the "Banks") and BKB, as agent for the Banks, or such earlier or later date as the Payee shall be obligated under the Loan Agreement to pay to the Banks the amounts outstanding under the RCC Credit Loan and (ii) the date on which the Debtor shall receive cash proceeds in an amount equal to or greater than the amount of principal, and interest thereon, due and owing hereunder, from the sale of its membership interests as contemplated by the Debtor's Offer to Purchase of Beneficial Assignment Certificates ("BACs") of Freedom Tax Credit Plus L.P., dated August 27, 1997 (as amended, the "Offer").

                  The Debtor hereby authorizes the Payee to record on the grid schedule attached hereto and made a part hereof the amount and date of each advance made hereunder and the date and amount of each payment of principal thereon. All such notations shall be presumptive as to the correctness thereof and the aggregate unpaid amount of advances set forth on such schedule shall be presumed to be the unpaid principal amount hereof.

                  The principal amount of this Note may be prepaid at any time or from time to time by Debtor, in whole or in part, without premium or penalty, provided that all partial prepayments shall be in a minimum amount of $100,000 (or such lesser amount as may then be outstanding

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hereunder) and integral multiples of $25,000 thereof. All prepayments shall be accompanied by the payment of interest accrued on the amount of such prepayment to the date thereof. Amounts of principal prepaid or repaid under this Note may not be reborrowed.

                  In addition, the Debtor promises to pay accrued interest to the Payee, on the date of each prepayment of the principal hereof as set forth in the previous paragraph, on the Payment Date and thereafter on demand, in like money at said office or place from the date hereof on the unpaid principal balance hereof at a rate per annum equal to the rate of interest payable at any time and from time to time by the Payee to the Banks on advances made to the Payee under the Loan Agreement (collectively, at any time, all such advances, the "RCC Credit Loan") and advanced by the Payee to the Debtor hereunder. Interest shall be calculated on the basis of a 360-day year and actual days.

                  If Payment of all outstanding principal and accrued interest is not made in full on or prior to the Payment Date, then the Debtor shall pay, as additional interest, all other amounts owing by Payee to the Banks under the Loan Agreement as a result of such non-payment or incomplete payment, as the case may be.

         This Note is secured by the Pledge and Security Agreement (as amended, modified or supplemented from time to time, the "Pledge Agreement") between the Debtor and the Payee and is a note referred to therein and is entitled to the benefits thereof.

         The holder of this Note may declare all principal and interest thereon evidenced by this Note immediately due and payable upon the happening of any of the following events (each, an "Event of Default"): (i) nonpayment when the same becomes due, whether by acceleration or otherwise, of any principal, interest or other amount on or under this Note; (ii) default by the Debtor in the payment or performance of any obligation under, or termination of, the Pledge Agreement;
(iii) Debtor shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (b) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for Debtor or for a substantial part of its property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take corporate action for the purpose of effecting any of the foregoing; (iv) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Debtor, or of a substantial part of the property or assets of Debtor, under Title 11 of the United States Code or any other Federal state or foreign bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator or similar official for Debtor or for a substantial part of the property of Debtor or (c) the winding-up or liquidation of Debtor, and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days; or (v) the occurrence of any event described in clause


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(iii) or (iv) of this paragraph with respect to any endorser, guarantor or any other party liable for, or whose assets or any interest therein secures, payment of any indebtedness evidenced by this Note.

         The Debtor hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

         This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the party to be charged.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND SHALL BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF THE DEBTOR AND INURE TO THE BENEFIT OF THE PAYEE AND ITS SUCCESSORS AND ASSIGNS.

         IN WITNESS WHEREOF, the Debtor, by its duly authorized officer, has executed and delivered this Note on the date first above written.


                                           LEHIGH TAX CREDIT PARTNERS L.L.C.

                                           By: Lehigh Tax Credit Partners, Inc.,
                                           its managing member


                                           By:  /s/ Alan P. Hirmes
                                                ------------------
                                                Name:  Alan P. Hirmes
                                                Title:  Vice President


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                                Loans and Payment
                                -----------------



                                       Payments of              Unpaid Principal
Date         Amount of Loan         Principal/Interest          Balance of Note
----         --------------         ------------------          ---------------